Exhibit 10.8

DIRECTOR AGREEMENT

This Director Agreement is entered into between Salt Blockchain Inc. (“Company”) and ________________(“Director”) as of ________________ (“Effective Date”). Company and Director agree as follows:

1.    Services.

(a)    Director agrees to serve as a member of the Board of Directors of the Company until Director’s successor is duly elected and qualified, or until Director’s earlier death, resignation or removal.

(b)    The Director will advise Company from time to time, at Company’s request and shall perform such duties and responsibilities as are customarily related to such position in accordance with Company’s articles of incorporation, bylaws and applicable law, including, but not limited to, those services described below (the “Services”):

(i)    Use best efforts to attend scheduled meetings of Company’s Board of Directors;

(ii)    Represent the shareholders and the interests of Company as a fiduciary; and

(iii)    Participate as a full voting member of Company’s Board of Directors in setting overall objectives, approving plans and programs of operation, formulating general policies, offering advice and counsel, serving on Board committees, and reviewing management performance.

(c)    Director hereby agrees to use his best efforts to provide the Services and to comply with the Company’s policies, procedures, and codes of conduct. Director shall not allow any other person or entity to perform any of the Services for or instead of Director. Director shall comply with the statutes, rules, regulations and orders of any governmental or quasi-governmental authority, which are applicable to the Company and the performance of the Services, and Company’s rules, regulations, and practices as they may from time-to-time be adopted or modified.

2.    Compensation. Director compensation is governed by the Salt Blockchain Inc. Non-Employee Director Compensation Plan. The Company will pay Director a base annual retainer of US$50,000 in equal installments every three months from the Effective Date, during the period of continued service. Additionally, the sum of US$2,000 shall be paid for attending the Company's annual meeting. If Director is elected to serve as the Chair of the Board, the Company will pay Director an additional prorated base annual retainer of US$10,000. If Director is elected to serve as the Chair of the Audit Committee, Compensation Committee, Risk Committee or Nominating and Governance Committee of the Board, the Company will pay Director an additional prorated base annual retainer of US$5,000. If Director is elected to serve as a non-Chair member of the Audit Committee, Compensation Committee, Risk Committee or Nominating and Governance Committee of the Board, the Company will pay Director an additional prorated base annual retainer of US$2,500. The Director may irrevocably waive all or a portion of such compensation. Subject to approval by the Company’s Board of Directors (the “Board”), the Company anticipates granting you options to purchase 50,000 shares of the Company’s common stock (the “Initial Grant”). The anticipated Initial Grant will be governed by the terms and conditions of Director’s grant agreement, and will include a one year vesting schedule, under which the shares shall vest in a series of 12 successive equal monthly installments measured from the Effective Date, subject to Director’s continuous service under this Agreement as of each such date. Director may be eligible to receive additional options to purchase shares of the Company’s common stock as set forth in the Salt Blockchain Inc. Non-Employee Director Compensation Plan. The Company shall reimburse Director for travel and accommodation expenses actually incurred by Director in performing the Services, so long as such expenses are reasonable and necessary as determined by the Company and, in the case of expenses greater than US$50, approved in advance by the Company. Director shall maintain adequate books and records relating to any expenses to be reimbursed and shall submit requests for reimbursement in a timely manner and form acceptable to the Company.

1.

3.    No Conflict. Director will not engage in any activity that creates an actual or perceived conflict of interest with Company, regardless of whether such activity is prohibited by Company’s conflict of interest guidelines or this Agreement, and Director agrees to notify the Board of Directors before engaging in any activity that could reasonably be assumed to create a potential conflict of interest with Company. Director shall not engage in any activity that is in direct competition with the Company or serve in any capacity (including, but not limited to, as an employee, Director, advisor or director) in any company or entity that competes directly or indirectly with the Company, as reasonably determined by a majority of Company’s disinterested board members, without the approval of the Board of Directors.

4.    Independent Contractor. Director understands and agrees that Director is acting solely as an independent contractor of the Company in performing any of the Services and as such agrees that, at all times, Director is not an employee of the Company. This Agreement shall not be construed as authority for Director to act as the Company’s agent or in any similar capacity, or to make commitments of any kind for the account of or on behalf of the Company, and Director shall not take any action suggesting otherwise, and Director shall fully indemnify and hold harmless the Company from all liabilities arising from any allegation or determination to the contrary. Director acknowledges that Director will receive no company-sponsored benefits from the Company, where benefits include without limitation paid time off, medical insurance, and 401k participation. If Director is reclassified by a state or federal agency or court as an employee, Director will receive no compensation or benefits beyond those mandated by state or federal law.

5.    Confidentiality.

(a)    Company Confidential Information. Director shall hold in strict confidence, and not use, except for the benefit of the Company, and not disclose to any person or entity without written authorization of the Chief Executive Officer of the Company, any Confidential Information (as defined below) of the Company. “Confidential Information” means any proprietary or confidential information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, distribution and sales methods and systems, sales and profit figures, finances and other business information disclosed to Director by or on behalf of the Company, either directly or indirectly, whether in writing, orally or by drawings or inspection of documents or other tangible property; provided, that Confidential Information shall not include any of the foregoing items to the extent they have become publicly known and made generally available through no wrongful act of Director.

(b)    Third Party Information Held by the Company. Director recognizes that the Company has received, and in the future may receive, from third parties Confidential Information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Director shall hold all such information in strict confidence and not disclose it to any person or entity or use it except as necessary in carrying out the Services, consistent with the Company’s agreement with such third party. For purposes of this Agreement, such third-party information shall be deemed part of the Confidential Information of the Company.

2.

(c)    Required Disclosure of Confidential Information. If Director is required by law or court or governmental order to disclose Confidential Information, Director shall give the Company prompt written notice of such requirement such that the Company shall have the opportunity to apply for a protective order, for an injunction or for confidential treatment of such Confidential Information. Notwithstanding the forgoing, any information disclosed by Director pursuant to a court or governmental order shall remain Confidential Information and may not be disclosed under any other circumstances unless and until the Confidential Information so disclosed becomes publicly known and generally available through no wrongful act of Director.

(d)    Retention of Rights. This Agreement does not transfer ownership of Confidential Information or grant a license thereto. Company will retain all right, title, and interest in and to all Confidential Information.

6.    Termination. At any time, (i) Director may be removed as a member of the Board of Directors and (ii) Director may resign as a member of the Board of Directors, in each case, as provided in Company’s Articles of Incorporation, bylaws, and applicable law. Upon Director’s termination this Agreement will terminate; Company shall pay to Director all compensation and expenses to which Director is entitled up through the date of termination; and Director shall be entitled to his rights under any other applicable law. Thereafter, all of Company’s obligations under this Agreement shall cease. Director agrees that all property, including, without limitation, all equipment, tangible proprietary information, documents, records, notes, contracts, and computer-generated materials provided to or prepared by Director incident to the Services and his membership on the Company’s Board of Directors or any committee therefore the sole and exclusive property of the Company and shall be promptly returned to the Company at such time as the Director is no longer a member of the Company’s Board of Directors.

7.    Miscellaneous. This Agreement and the Services performed hereunder are personal to Director and Director shall not have the right or ability to assign, transfer or subcontract any obligations under this Agreement without the written consent of Company. Any attempt to do so shall be void. This is the entire agreement between the parties with respect to the subject matter hereof and no changes or modifications or waivers to this Agreement shall be effective unless in writing and signed by both parties. In the event that any provision of this Agreement is determined to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law provisions thereof. In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorneys’ fees. Any notice shall be given in writing by first class mail, fax or electronic mail and addressed to the party to be notified at the address below, or at such other address, fax number or email address as the party may designate by 10 days’ advance written notice to the other party.

[Remainder of page intentionally left blank]

3.

The undersigned have executed this Director Agreement as of the Effective Date.

COMPANY:

Salt Blockchain Inc.

By:

Name:
Title:

Address:		P.O. Box 8350
Denver, Colorado 80201

DIRECTOR:

(Signature)

Name (Please Print)

Address:

4.